Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

TO

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A COMMON STOCK EQUIVALENT CONVERTIBLE PREFERRED STOCK

OF

THE ONCOLOGY INSTITUTE, INC.

The Oncology Institute, Inc. (formerly known as DFP Healthcare Acquisitions Corp.), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

1.	The name of the corporation is The Oncology Institute, Inc. (the “Corporation”).

2.	That a Certificate of Designation (the “Certificate”) was filed by the Corporation with the Secretary of State of Delaware on November 12, 2021 and the Certificate requires a correction as permitted by Section 103 of the DGCL.

3.	The inaccuracy or defect of the Certificate is that the future effective date of the Certificate was unintentionally omitted due to administrative error.
4.	The introductory paragraph of the Certificate is hereby amended to include the following:

DFP HEALTHCARE ACQUISITION CORP., a Delaware corporation (the “Company”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”), does hereby certify that, in accordance with Section 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Company (the “Board”) on November 12, 2021 and shall be effective as of 3:20 PM Eastern Standard Time on November 12, 2021.

(signature page follows)

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed by the undersigned duly authorized officer on this 24th day of March, 2025.

THE ONCOLOGY INSTITUTE, INC.

By:	/s/ Daniel Virnich
Name: Daniel Virnich
Title: Chief Executive Officer